EXHIBIT 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: +1.216.586.3939 • JONESDAY.COM

June 14, 2023

JOANN Inc.

5555 Darrow Road

Hudson, Ohio 44236

    Re: Registration Statement on Form S-8 Filed by JOANN Inc.

Ladies and Gentlemen:

We have acted as counsel to JOANN Inc., a Delaware corporation (the “Company”), in connection with the registration of 2,022,298 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, consisting of (1) 400,000 Shares (the “ESPP Shares”) that may be issued or delivered and sold pursuant to the JOANN Inc. 2021 Employee Stock Purchase Plan (as amended or amended and restated to date, the “ESPP”), and (2) 1,622,298 Shares (the “Equity Plan Shares”) that may be issued or delivered and sold pursuant to the JOANN Inc. 2021 Equity Incentive Plan (the “Equity Plan” and, together with the ESPP, the “Share Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold under the Share Plans will be, when issued or delivered and sold in accordance with the applicable Share Plan (and, in the case of the Equity Plan Shares, in accordance with the authorized award agreements thereunder (the “Award Agreements”)), validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the ESPP Shares pursuant to the ESPP, and the Equity Plan Shares pursuant to the Equity Plan and the Award Agreements, will be in full force and effect at all times at which the ESPP Shares and the Equity Plan Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the ESPP and the Equity Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the ESPP Shares and the Equity Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day